UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VOXX INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware             13-1964841
(State or other jurisdiction of incorporation)     (I.R.S. Employer Identification No.)

180 Marcus Blvd., Hauppauge, New York     11788
(Address of principal executive offices)     (Zip Code)

2012 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

ROBERT S. LEVY, ESQ.
LEVY, STOPOL & CAMELO, LLP
1425 RXR Plaza
Uniondale, New York 11556-1425
(Name and address of agent for service)

(516) 802-7007
(Telephone number, including area code, of agent for service)

Indicate by Check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐      Accelerated filer  ☒ Non-accelerated filer  ☐      Smaller reporting company   ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Class A	2,000,000	$7.27	$14,540,000.00	$1,983.26

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered such additional shares of VOXX International Corporation Class A Common Stock, par value $.01 per share (the “Common Stock”) that become available under the 2012 Equity Incentive Plan as a result of changes in the number of outstanding Common Stock because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and any other securities with respect to which the outstanding shares are converted or exchanged.

(2) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act. The proposed maximum aggregate offering price per share and the proposed maximum offering price are based upon the average of the high and low sales price of the Common Stock, as reported on the New York Stock Exchange on October 9, 2012.

INTRODUCTION

This Registration Statement on Form S-8 is filed by VOXX International Corporation (the “Registrant” or the “Company”), relating to 2,000,000 shares of Common Stock issuable to eligible employees, directors and consultants of the Company and its affiliates under the Company's 2012 Equity Incentive Plan (the “Plan”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information

Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which have previously been filed by the Company with the Securities and Exchange Commission (the “Commission”), are incorporated by reference into this Registration Statement and shall be deemed a part hereof:

    1. The Company's Annual Report on Form 10-K for the fiscal year ended February 29, 2012, as filed with the Commission on May 14, 2012;

    2. The Company's Quarterly Reports on Form 10-Q filed with the Commission on July 10, 2012 and October 10, 2012;

3. The Company's Current Reports on Form 8-K filed with the Commission on May 16, 2012, May 30, 2012, June 1, 2012, July 3,2012, July 13,2012 and July 23, 2012.

4. The description of the Company's Common Stock contained in a Registration Statement on Form 8-A filed with the Commission on November 11, 2000 and any amendment or report filed for the purpose of updating such description; and

5. All other reports filed pursuant to Section 13(a), 13(c), 14 and 15(d), as applicable, of the Securities Exchange Act of 1934, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicate that all securities offered hereunder have been sold or which deregister all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents.

    For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such document or such statement in such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Levy, Stopol & Camelo, LLP has given an opinion on the validity of the securities being registered hereunder. Robert S. Levy, Larry N. Stopol and Dianne M. Camelo, partners of the law firm, are eligible to receive shares of the Company's Common Stock pursuant to this Form S-8 registration.

Item 6. Indemnification of Directors and Officers.

The Company's Certificate of Incorporation provides that to the fullest extent permitted by law, no director shall be personally liable to the Company or its stockholders for monetary damages for breach of his fiduciary duty as a director. Section 102(7) of the Delaware Law provides that a corporation may include such a provision in its certificate of incorporation, provided that such provision shall not eliminate liability (i) for any breach of a director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law (relating to unlawful payment of dividends and certain other matters) or (iv) for any transaction in which a director derived an improper personal benefit.

The General Corporation Law of Delaware, the Company's state of incorporation, permits the Company to indemnify directors and officers in certain circumstances against expenses, judgments, fines and amounts paid in settlement in connection with legal proceedings in which such persons may be involved due to their positions with the Company, and to advance payment of expenses to such persons. A director or officer may be indemnified if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe that his conduct was unlawful. The Company's Certificate of Incorporation and By-laws require that such persons be indemnified by the Company to the fullest extent authorized by law, and set out a procedure by which these rights may be enforced. To the extent that a director or officer has been successful in the defense of any such action, the Company must indemnify him for his expenses. In the case of partially or wholly unsuccessful defenses, or settlements, a disinterested majority of the Board of Directors, independent legal counsel, or the stockholders may decide if his conduct met the standard set out above and, if it is decided that this standard was met, the Company must indemnify him. If it is decided that his conduct did not meet this standard, or if no decision is made, the director or officer may bring an action to enforce his right to indemnification and, if the court finds that his action did meet the standard, the Company must indemnify him. The Company bears the burden of proof in any such action. However, if a director or officer has been found liable to the Company in an action by or in the right of the Company (such as a stockholders' derivative suit), indemnification is available only to the extent ordered by the court in which such action was brought.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

    Not applicable.

Item 8. Exhibits.

See exhibits listed under the Exhibit Index below.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)
That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Registrant to the purchaser.

 (b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[SIGNATURES ON THE NEXT PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hauppauge, State of New York, on this 10th day of October, 2012.

VOXX INTERNATIONAL CORPORATION

By: /s/ Patrick M. Lavelle
Patrick M. Lavelle,
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Patrick M. Lavelle and Charles M. Stoehr, and each of them as attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and things requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John J. Shalam John J. Shalam	Chairman	October 10, 2012
/s/ Patrick M. Lavelle Patrick M. Lavelle	Chief Executive Officer, President and Director	October 10, 2012
/s/ Charles M. Stoehr Charles M. Stoehr	Senior Vice President, Chief Financial Officer and Director	October 10, 2012
/s/ Paul C. Kreuch, Jr. Paul C. Kreuch, Jr.	Director	October 10, 2012
/s/ Dennis McManus Dennis McManus	Director	October 10, 2012
/s/ Peter A. Lesser Peter A. Lesser	Director	October 10, 2012
/s/ Philip Christopher Philip Christopher	Director	October 10, 2012
/s/ Fred S. Klipsch Fred S. Klipsch	Director	October 10, 2012
/s/ Ari M. Shalam Ari M. Shalam	Director	October 10, 2012

EXHIBIT INDEX

Exhibit No.	Description

4.1*
Amended and Restated Certificate of Incorporation of the Company as filed with the Delaware Secretary of State on April 17, 2000 (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended November 30, 2000).

4.2*	By-laws of the Company (incorporated by reference to Exhibit to the Company's Registration Statement on Form S-1; No. 33-10726, filed May 4, 1987).

4.3*	Amendment to the Bylaws of the Company (incorporated by reference to the Company's Form 8-K filed via EDGAR on July 3, 2007).

4.4*	2012 Equity Incentive Plan (incorporated herein by reference to Appendix A of the Registrant's Definitive Proxy Statement on Schedule 14A filed on June 8, 2012)

5.1	Opinion of Levy, Stopol & Camelo, LLP

23.1	Consent of Independent Registered Public Accounting Firm (Grant Thornton LLP)

23.2	Consent of McGladrey & Pullen, LLP (filed herewith)

23.3	Consent of Levy, Stopol & Camelo, LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included as part of signature page)

*	Incorporated by reference herein.